EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ACCO Brands Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-127626, 333-127631, 333-127750, 333-136662, 333-153157, 333-157726, 333-176247, 333-181430, and 333-204092) on Form S-8 of ACCO Brands Corporation of our report dated February 27, 2017, with respect to the consolidated balance sheets of ACCO Brands Corporation as of December 31, 2016 and 2015, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2016, and all financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of ACCO Brands Corporation.
Our report dated February 27, 2017 contains an explanatory paragraph that states ACCO Brands Corporation has excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, Australia Stationary Industries, Inc.’s (PA Acquisition) internal control over financial reporting associated with total assets of $70.4 million and total net sales of $78.5 million included in the consolidated financial statements of ACCO Brands Corporation and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of ACCO Brands Corporation also excluded an evaluation of the internal control over financial reporting of PA Acquisition.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2017